 EXHIBIT 99.1

NEWS RELEASE

CONTACT: Michael Budnitsky

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

SECOND QUARTER 2016 FINANCIAL RESULTS

Calabasas, CA, August 11, 2016 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and six months ended June 30, 2016. For the three months ended June 30, 2016, revenues were $8.7 million and net income was $0.2 million ($0.03 diluted income per share) compared with revenues of $8.3 million and net income of $0.1 million ($0.02 diluted income per share) for the three months ended June 30, 2015. For the six months ended June 30, 2016, revenues were $17.3 million and net loss was $0.05 million ($0.01 diluted loss per share) compared with revenues of $16.1 million and net loss of $0.3 million ($0.05 diluted loss per share) for the six months ended June 30, 2015.

Stockholders’ equity was $70.3 million as of June 30, 2016, or $13.24 per common share including unrealized gains, net of tax, of $0.04 million, compared to stockholders’ equity of $70.3 million as of December 31, 2015, or $13.23 per common share including unrealized investment losses, net of tax, of $0.03 million.

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30	December 31
	2016	2015
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: June 30, 2016 $86,359; December 31, 2015 $82,203)	$86,422	$82,161
Short-term investments, at fair value	6,959	15,641
Total Investments	93,381	97,802
Cash	390	334
Accrued investment income	144	86
Receivables, net	6,273	5,505
Reinsurance recoverable:
Paid losses and loss adjustment expenses	286	751
Unpaid losses and loss adjustment expenses	9,642	9,637
Deferred policy acquisition costs	4,495	4,233
Property and equipment, net	10,503	10,221
Deferred income taxes	1,289	1,334
Other assets	15,140	10,268
Total Assets	$141,543	$140,171

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$48,987	$49,094
Unearned premiums	19,265	18,079
Advance premium and premium deposits	441	212
Accrued expenses and other liabilities	2,565	2,443
Total Liabilities	$71,258	$69,828

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,307,133 at June 30, 2016, and 5,315,945 at December 31, 2015	$3,750	$3,743
Accumulated other comprehensive income (loss)	41	(27)
Retained earnings	66,494	66,627
Total Stockholders’ Equity	$70,285	$70,343

Total Liabilities and Stockholders' Equity	$141,543	$140,171

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 UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($ in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
REVENUES
Insurance company operation:
Net earned premium	$7,718	$7,328	$15,290	$14,293
Investment income	212	98	424	185
Net realized investment losses	—	—	(1)	—
Other income	68	168	136	242
Total Insurance Company Operation	7,998	7,594	15,849	14,720

Other insurance operations:
Gross commissions and fees	709	702	1,366	1,393
Finance fees earned	15	15	32	31
Other income	—	2	5	2
Total Revenues	8,722	8,313	17,252	16,146

EXPENSES
Losses and loss adjustment expenses	4,859	4,634	9,944	9,527
Policy acquisition costs	1,701	1,600	3,401	3,093
Salaries and employee benefits	1,279	1,166	2,661	2,414
Commissions to agents/brokers	41	45	81	89
Other operating expenses	633	686	1,226	1,431
Total Expenses	8,513	8,131	17,313	16,554

Income (loss) before taxes	209	182	(61)	(408)
Income tax expense (benefit)	58	70	(13)	(124)
Net Income (Loss)	$151	$112	$(48)	$(284)

PER SHARE DATA:
Basic
Earnings (loss) per share	$0.03	$0.02	$(0.01)	$(0.05)
Weighted average shares	5,307,133	5,339,392	5,308,255	5,340,270
Diluted
Earnings (loss) per share	$0.03	$0.02	$(0.01)	$(0.05)
Weighted average shares	5,308,501	5,342,944	5,308,255	5,340,270

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	Six Months Ended
	June 30
	2016	2015
Cash flows from operating activities:
Net Loss	$(48)	$(284)
Adjustments to reconcile net loss to net cash from operations:
Depreciation and amortization	240	234
Bond amortization, net	(8)	(9)
Non-cash stock based compensation	12	12
Changes in assets and liabilities:
Net receivables and accrued investment income	(826)	(953)
Reinsurance recoverable	460	(463)
Deferred policy acquisitions costs	(262)	(387)
Other assets	(4,846)	(112)
Unpaid losses and loss adjustment expenses	(107)	(165)
Unearned premium	1,186	1,717
Advance premium and premium deposits	229	133
Accrued expenses and other liabilities	122	(447)
Income taxes current/deferred	(18)	(128)
Net Cash Used by Operating Activities	(3,866)	(852)

Cash flows from investing activities:
Purchase of fixed maturity investments	(5,194)	(21,324)
Proceeds from maturity of fixed maturity investments	1,046	1,949
Net decrease in short-term investments	8,682	20,647
Additions to property and equipment	(522)	(340)
Net Cash Provided by Investing Activities	4,012	932

Cash flows from financing activities:
Repurchase of common stock	(90)	(23)
Net Cash Used by Financing Activities	(90)	(23)

Net increase in cash	56	57
Cash at beginning of period	334	309
Cash at End of Period	$390	$366

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$9	$9

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